EXHIBIT 99.1

                                                          Joseph S. Compofelice
         Chief Financial Officer
                                                          (281) 423-3303











FOR IMMEDIATE RELEASE


               NL AGREES TO SELL RHEOX UNIT FOR $465 MILLION


HOUSTON, TEXAS -- December 30, 1997 -- NL Industries, Inc. (NYSE:NL) announced today that it has executed a definitive agreement to sell its Rheox specialty chemicals operations to Harrisons & Crosfield, plc, for $465 million in cash. The completion of this transaction, subject to regulatory approvals and approval by the buyer's shareholders, is expected early in 1998.

NL Industries indicated it expects to use the net proceeds of about $400 million to invest in additional TiO2 capacity and to reduce outstanding indebtedness. J. Landis Martin, Chief Executive Officer of NL Industries, stated "The sale of Rheox enables us to acquire additional TiO2 capacity at a time we believe is early in the recovery of TiO2 prices. This transaction also enables us, along with the expected improvement in the TiO2 operations, to reduce our net indebtedness by $200-$300 million by the end of 1998 and at least an additional $100 million by the end of 1999. NL will have a very strong balance sheet as we enter the next decade. This will give us the opportunity to pursue other opportunities in the chemical industry. We expect the transaction, together with acquisition of additional TiO2 capacity, to be accretive in 1999 and beyond."

For the nine months ended September 30, 1997, Rheox operations reported sales of $111 million and operating income of $34.6 million. NL expects to report an after-tax gain on the sale of Rheox of about $300 million in the first quarter of 1998.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.


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